                                                                   Exhibit 10.12

                                    AGREEMENT




                              BANK OF AMERICA, N.A.
                                   ("Seller")


                                       and


                     AMERICAN FINANCIAL RESOURCE GROUP, LLC
                                  ("Purchaser")




                              Dated: AUGUST 7, 2002

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                                TABLE OF CONTENTS

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       PRELIMINARY STATEMENT .....................................................................    1

1.     DEFINED TERMS .............................................................................    1

2.     [INTENTIONALLY OMITTED] ...................................................................    3

3.     SALE AND PURCHASE OF PROPERTIES ...........................................................    4

4.     PROPERTIES - REAL AND PERSONAL ASSETS .....................................................    4

5.     PURCHASE PRICE ............................................................................    5

6.     INTENTIONALLY DELETED .....................................................................    6

7.     RETAINED PREMISES LEASE; ADDITIONAL COMPENSATION ..........................................    8

8.     SETTLEMENT ................................................................................   10

9.     TITLE .....................................................................................   11

10.    SERVICE AND MAINTENANCE CONTRACTS .........................................................   13

11.    DOCUMENTS TO BE DELIVERED BY SELLER AT SETTLEMENT .........................................   13

12.    DOCUMENTS TO BE DELIVERED BY PURCHASER AT SETTLEMENT ......................................   14

13.    POSSESSION ................................................................................   15

14.    ADJUSTMENTS ...............................................................................   15

15.    EXPENSES ..................................................................................

16.    DEFAULT ...................................................................................   16

17.    RISK OF LOSS ..............................................................................   17

18.    BROKERS ...................................................................................   18

19.    FEE PROPERTIES "AS-IS." ...................................................................   18

20.    DISCLAIMER ................................................................................   18

21.    DUE DILIGENCE PERIOD; PURCHASER'S ACCESS TO FEE PROPERTIES ................................   21

22.    NOTICES AND ASSESSMENTS: TAX APPEALS ......................................................   23

23.    NOTICES ...................................................................................   23

24.    NO SURVIVAL ...............................................................................   23

25.    FURTHER ASSURANCES ........................................................................   23

26.    ESTOPPEL CERTIFICATES; SNDA ...............................................................   24

27.    MISCELLANEOUS .............................................................................   24

28.    PURCHASER'S REPRESENTATIONS ...............................................................   27

29.    SELLER'S REPRESENTATIONS ..................................................................   27

30.    INDEMNIFICATION ...........................................................................   28

31.    CONFIDENTIALITY ...........................................................................   29

32.    NO OFFER ..................................................................................   29

33.    NO LIABILITY ..............................................................................   29

34.    RADON NOTICE ..............................................................................   20
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                               TABLE OF CONTENTS

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35.    ESCROW ....................................................................................
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                                      -ii-

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                                    AGREEMENT

       THIS AGREEMENT ("Agreement"), made as of August 7, 2002, between BANK OF AMERICA, N.A., a national banking association, having an address at 100 North Tryon Street, Suite 5210, NC1-007-52-02, Charlotte, NC 28255 ("Seller"), and AMERICAN FINANCIAL RESOURCE GROUP, LLC, a Delaware limited liability company, having an address at 1725 The Fairway, Jenkintown, Pennsylvania 19046 ("Purchaser").

                              Preliminary Statement

       WHEREAS, Seller owns various real properties more particularly described on Exhibit A attached hereto (hereinafter collectively referred to as the "Properties" and individually as a "Property"); and

       WHEREAS, Seller desires to sell the Properties to Purchaser and Purchaser desires to purchase the Properties from Seller, all on the terms and conditions hereinafter provided.

       NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree as follows:

       1. Defined Terms. The following terms shall have the meanings set forth below when used in this Agreement:

              (a) "Due Diligence Period" means the period that ends seventy-five
(75) days after the date this Agreement is executed by Purchaser and Seller.

              (b) "Leases" means those leases for tenant's occupying space in the Properties as set forth on the Rent Roll (defined below) and including the Retained Premises Lease for each Property.

              (c) "Rent Roll" means the rent roll attached hereto as Exhibit K.

              (d) "Retained Premises" means the aggregate rentable square feet located in each Property as set forth on Exhibit B, which shall be leased by Seller from Purchaser for a term commencing on the Settlement Date pursuant to the terms of the Retained Premises Lease.

              (e) "Retained Premises Lease" shall have the meaning given such term in Section 7(a).

       2.     [Intentionally Omitted].

       3. Sale and Purchase of Properties. On the terms and conditions hereinafter provided, Seller shall convey to Purchaser, and Purchaser shall acquire from Seller, Seller's right, title and interest in and to all of the Properties. It is the intention of the parties that Seller shall convey, and Purchaser shall acquire, all of the Properties. Purchaser shall have no right to acquire some, but not all, of the Properties.

       4.     Properties - Real and Personal Assets.

              (a) The conveyance to Purchaser by Seller of each Property shall include Seller's fee interest in all those certain identified tracts or parcels of land ("Parcels"), with the buildings ("Buildings") and all other improvements erected on the Parcels and fixtures and equipment attached thereto, all building plans, building licenses and permits to the extent transferable, and warranties and guaranties to the extent transferable, together with all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances of such land, but specifically excluding the following (the "Excluded Items"): all trade fixtures, equipment, furniture, furnishings, appliances, supplies, records, documents, cash, coin, and other items of moveable personal property relating to the operation of Seller's business that may be situated upon the Parcels (including, without limitation, all safe deposit boxes, safes, vaults, vault doors, signage, pylons, monuments, alarms and security equipment, Automated Teller Machine ("ATM") machines connected to or located within the Buildings or situated as freestanding structures on the Parcels and ATM equipment, drive-through facilities and equipment, telecommunication equipment, satellite dishes and antennas, teller counters and equipment and under-counter steel, computers, computer terminals and computer equipment, draperies, decorations, any office equipment (whether leased or owned) located in the Buildings, artwork, and any personal property belonging to any tenant occupying any portion of the Property. All of the Excluded Items are hereby excluded from the Properties to be conveyed hereunder and shall remain the property of Seller.

              (b) Prior to the Settlement Date, Seller and Purchaser shall identify any and all fixtures, equipment and other personal property included as part of such Properties (collectively, "Personal Property") and allocate a portion of the Purchase Price (as hereinafter defined) for such Properties to the value of the Personal Property. If the parties cannot agree upon an appropriate allocation, they shall retain Price Waterhouse Consulting or another qualified consultant agreed to by Seller and Purchaser to advise them as to the proper allocation of the Purchase Price. The cost of the allocation and valuation report shall be divided equally by Seller and Purchaser and the conclusions contained in the allocation and valuation report shall be binding on Purchaser and Seller.

       5.     Purchase Price and Earnest Money Deposit.

              (a) The total purchase price ("Purchase Price") of the Properties shall be Thirty-Six Million Three Hundred Seventy-Five Thousand Six Hundred Sixty-Nine Dollars

($36,375,669.00). The Purchase Price shall be allocated among each Property as set forth on Exhibit D attached hereto.

              (b) As of the date hereof, Purchaser has deposited with Commonwealth Land Title Insurance Company, 1710 Market Street, Suite 2110, Philadelphia, PA 19103 (the "Escrow Agent"), the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Earnest Money") as security for the performance of Purchaser's obligations hereunder, which shall be held in escrow and disbursed as herein provided. Any interest earned on the Earnest Money shall be a part of the Earnest Money. If the sale of the Properties is consummated pursuant to the terms of this Agreement, the Earnest Money shall be paid to Seller and applied to the payment of the Purchase Price. If this Agreement is terminated in accordance with the provisions of Section 9 or Section 21 of this Agreement, the Earnest Money shall be immediately returned to Purchaser, and neither party hereto shall have any further obligations under this Agreement, except those provisions which specifically survive termination. In the event Purchaser defaults under the terms of this Agreement, all Earnest Money shall be immediately delivered by the Escrow Agent to Seller, and neither party shall have any further obligations under this Agreement, except those provisions which specifically survive termination.

       6.     (Intentionally Omitted).

       7. Retained Premises Lease. Seller and Purchaser acknowledge that Seller currently occupies space in portions of each of the Properties and following Settlement will continue to occupy space in the Retained Premises. In connection with the execution of this Agreement, Seller, as tenant, and Purchaser, as landlord, shall enter into a separate Lease Agreement at Settlement for the Retained Premises in each of the Properties in substantially the form attached hereto as Exhibit C (the "Retained Premises Lease"). The rent and other consideration to be paid by Seller to Purchaser for each of the Retained Premises is set forth on Exhibit B. Seller and Purchaser agree to negotiate the final terms of the Retained Premises Lease in good faith. If Seller and Purchaser are unable to agree upon the final terms and conditions of the Retained Premises Lease prior to the expiration of the Due Diligence Period, either party may terminate this Agreement by delivering written notice to the other prior to the expiration of the Due Diligence Period, in which event the parties shall have no further liabilities or obligations hereunder, except as to those obligations which expressly survive the termination of this Agreement.

       8. Settlement. Settlement shall be the meeting at which Seller transfers ownership of the Properties to Purchaser by deed and Purchaser pays the Purchase Price (as adjusted in accordance with this Agreement) to Seller ("Settlement"). Settlement shall occur and be completed thirty (30) days after the expiration of the Due Diligence Period ("Settlement Date"), time being of the essence. Settlement shall occur at the office of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other place as Seller and Purchaser may mutually agree.

       9.     Title.

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              (a)    As to each Property, the title conveyed shall be good and
indefeasible and such as will be insured by any reputable title insurance company at regular rates, free and clear of all liens, judgments and similar encumbrances, subject however to:

                     (i) the state of facts shown on an accurate survey of the Property, other than a matter which would constitute an Objection (as hereinafter defined) that Purchaser does not waive pursuant to Section 9(c) below;

                     (ii) zoning regulations, municipal building restrictions and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the Settlement Date;

                     (iii) grants to governmental entities or to utility and/or power companies, the right of the public in sidewalks and abutting public rights-of-way, and easements given to the public for water course maintenance, slope rights or sight rights;

                     (iv) the lien of current taxes and assessments not yet due and payable;

                     (v) special taxes and assessments becoming a lien on or after the Settlement Date;

                     (vi) if applicable, the Leases, and any other leases of the Property entered into with Purchaser's consent pursuant to Section 10(b) below;

                     (vii) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by Purchaser; and

                     (viii) any other matter which would constitute an Objection (as hereinafter defined) that Purchaser waives pursuant to Section 9(c) below, provided that with respect to any Monetary Objection (as hereinafter defined) against Seller, same shall not constitute an Objection if a title insurance company authorized to do business in the state in which the affected Property is located agrees that it will insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection against the affected Fee Property, and such removal or affirmative coverage does not require Purchaser to defend an action brought on any such judgment.

              (b) The term "Objection" shall mean any matter shown on the survey obtained by Purchaser or which would be shown on a current survey or any covenant, easement, restriction or other title defect or encumbrance (including any lien), other than the matters referred to in Section

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9(a) above, which renders title to the Property either unmarketable or uninsurable at regular rates, materially reduces the value of the Property or impairs or restricts its use for the uses contemplated by the Purchaser.

              (c) As to each Property, Purchaser shall order, at Purchaser's expense, a title commitment from a title insurance company authorized to do business in the state in which such Property is located and, if so desired by Purchaser, a survey at Purchaser's expense. Prior to the expiration of the Due Diligence Period, Purchaser shall deliver to Seller a copy of the title commitment and, if applicable, survey for such Property, along with written notice of any Objection ("Title Objection Notice") to Seller. Purchaser shall be deemed to have waived any Objection existing on the last day of the Due Diligence Period and not specified in the Title Objection Notice. The out-of-pocket expenses incurred by Purchaser for the title commitment and survey shall be subject to a credit to be provided by Seller at Settlement as provided in Section 15(b) hereafter.

              (d) Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense or liability (contingent or otherwise) to remedy an Objection; provided, however, that if an Objection is a monetary lien, judgment or encumbrance of an ascertainable amount (a "Monetary Objection"), Seller shall be obligated at or prior to the Settlement Date, to cause such Monetary Objection to be satisfied or to cause the title insurance company to insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection by delivery of an acceptable indemnity. If Seller is unable to convey title to a Property in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), Purchaser may elect either (i) to accept such title as Seller is able to convey at Settlement, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (ii) to terminate this Agreement in its entirety as to all of the Properties. Purchaser shall not be entitled to elect to close on less than all of the Properties regardless of whether the Objections relate to less than all of the Properties. Such election shall be made by Purchaser within ten (10) days after written notice from Seller to Purchaser stating that Seller is unable to convey title in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), such notice from Seller to be given within ten (10) days after its receipt of the Title Objection Notice, in which event this Agreement shall be null and void and the parties shall have no further liabilities or obligations hereunder, except as to those obligations which expressly survive the termination of this Agreement.

              (e) Although Seller is not obligated to do so, Seller shall have the right to remedy any Objection with respect to a Property on written notice given to Purchaser within ten (10) days after Seller's receipt of the Title Objection Notice. For the purpose of remedying an Objection, Seller shall have the right to one or more adjournments of the Settlement for an aggregate period not to exceed forty-five (45) days. If Seller fails to remedy the Objection prior to the adjourned Settlement, the provisions of Section 9(d) above shall be applicable, and Seller shall be deemed to have elected not to remedy the Objection.

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              (f)    The sale includes whatever right, title and interest Seller has in and to the equipment and fixtures presently on each Property which are appurtenant to or used in the operation thereof (subject to the exclusions set forth in Section 4 above). Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same "WHERE-IS" and "AS-IS."

       10.    Service and Maintenance Contracts.

              (a) Seller has entered into certain maintenance and service contracts for certain of the Properties, all of which shall be terminated at or prior to the Settlement for each such Property. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims for payment by such contractors for services with respect to such Property rendered prior to the date of the Settlement for such Property. The foregoing provisions of this
Section 10(a) shall survive the Settlement for such Property and delivery of the Deed (as hereinafter defined) or Assignment (as hereinafter defined), as applicable.

              (b) Seller hereby agrees that from and after the date hereof, Seller shall not enter into any leases of or contracts for any Property, the term of which leases or contracts extend beyond the Settlement for such property without Purchaser's prior written consent, which consent may be given or withheld in Purchaser's sole discretion. Purchaser shall object to any request within five (5) business days of presentment by Seller or Purchaser shall be deemed to have consented to the requested lease or contract.

       11. Documents to be Delivered by Seller at Settlement. At Settlement, Seller shall deliver to Purchaser:

              (a) for each Property, the customary form of special or limited warranty deed (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state for which the Property is located (collectively, the "Deeds") shall be duly executed by Seller, be in form for recordation, and be accompanied by completed realty transfer tax forms (to be provided by Purchaser's title insurance company);

              (b) for each Property, two (2) counterpart originals of an assignment and assumption of leases in the form attached hereto as Exhibit E ("Assignment"), pursuant to which Seller shall assign and Purchaser shall assume Seller's interest as lessor in the Leases;

              (c) for each Property, a bill of sale in the form attached hereto as Exhibit F ("Bill of Sale"), pursuant to which Seller shall sell and transfer the personal property at each Property subject to this Agreement to Purchaser;

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              (d)    a closing statement (to be prepared by Purchaser's title
insurance company) showing the applicable Settlement adjustments, duly executed by Seller;

              (e) FIRPTA affidavit in the form attached hereto as Exhibit G and the customary form of mechanic's lien and possession affidavit, each duly executed by Seller, together with such documents and other evidence as is reasonably required by Purchaser's title insurance company to establish that Seller is authorized to execute the closing documents. A California Form 590 shall also be provided for each Property located in California;

              (f) a Certificate of Seller in the form attached hereto as Exhibit H, confirming the truth, accuracy and completeness of the representations and warranties of Section 29 hereof with respect to Seller;

              (g) a certified copy of the Bylaws adopted by the Board of Directors of Seller confirming the authority of certain officers to execute documents and a certified statement of incumbency of the officer of Seller executing the documents described in this Section 11;

              (h) originals, to the extent in Seller's possession, of surveys, permits, licenses, leases, subleases, warranties and guarantees covered by this Agreement;

              (i) for each Property, four (4) counterpart originals of the Retained Premises Lease in the form provided in Section 7 above; and

              (j) for each Property, two (2) counterpart originals of the SNDA (as hereinafter defined).

       12. Documents to be Delivered by Purchaser at Settlement. At Settlement on each Property, Purchaser shall deliver to Seller:

              (a) the Purchase Price as described in Section 5, as adjusted pursuant to Sections 14, 15 and 17, by wire transfer of immediately available funds;

              (b) for each Property, two (2) counterpart originals of the Assignment described in Section 11(b) above duly executed by Purchaser;

              (c) a closing statement (to be prepared by Purchaser's title insurance company) showing the applicable Settlement adjustments, duly executed by Purchaser;

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           (d)   a Certificate of Purchaser or Purchaser's permitted assignee, in the form attached hereto as Exhibit I, confirming the truth, accuracy and completeness of the representations and warranties of Section 28 hereof with respect to Purchaser or such assignee, as applicable, and duly executed by Purchaser or Purchaser's permitted assignee;

           (e) for each Property, four (4) counterpart originals of the Retained Premises Lease in the form provided in Section 7 above; and

           (f) for each Property, two (2) counterpart originals of the SNDA ( as hereinafter defined), duly executed by Purchaser's lender.

     13. Possession. At Settlement on each Property, Seller shall give Purchaser possession of the Property, free and clear of all tenants except for the Leases (including the Retained Premises Lease) and such other permitted leases pursuant to Section 10(b).

     14.   Adjustments.

           (a) At Settlement, Purchaser and Seller shall adjust for real estate taxes and assessments on the Properties, municipal water and sewer charges, fuel, utility charges, rent, and lease liabilities, such adjustments to be calculated as of 11:59 PM on the day immediately preceding Settlement. In addition, Seller shall account to and turn over to Purchaser any and all security deposits paid by existing tenants of the Properties. Prior to the Settlement, Seller shall have paid all service providers under the service and maintenance contracts for the Properties for services rendered up to the day prior to the Settlement. If the Settlement shall occur before the tax rate or assessed valuation of a Property is fixed for the then-current year, the apportionment of real estate taxes for the year of Settlement shall be upon the basis of the most recent tax bills and the tax rate for the most recent tax year applied to the latest assessed valuation. There shall be no post-Settlement reconciliations or reprorations.

           (b) All rents (including operating expense reimbursements and similar charges (collectively, "Tenant Pass-Throughs"), credits, security deposits and set-offs due or required to be paid under or by reason of the Leases shall be adjusted by appropriate credit to the Seller or Purchaser (as the case may be) on the Settlement Date. Tax contributions shall be pro-rated as and when received. If, at the Settlement Date, any tenant is in arrears in the payment of rents, Seller will disclose the same to Purchaser in writing and such amounts shall not be adjusted on the Settlement Date. Prior to the Settlement Date, Seller shall use Seller's current business practices to collect such arrearages. If Purchaser shall collect any such arrearages within six (6) months after the Settlement Date, then Purchaser shall turn over to Seller the arrearages so collected, less the reasonable cost of collection thereof; provided, however, Seller may continue to seek to collect the arrearages by legal action following the Settlement Date. All rents collected by Purchaser after the Settlement Date (except for amounts specifically billed and paid

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as end of year reconciliation payments for Tenant Pass-Throughs, which shall be separately accounted for and allocated, pro rata, between Seller and Purchaser as their interest may appear) shall be first applied to rents payable after the Settlement Date and only the excess thereof shall be paid over to Seller on account of the arrearages. To the extent that items to be apportioned hereunder may be required to be paid directly by a tenant under its Lease, same shall not be apportioned, provided, however, that such items shall have been paid by such tenant currently through the month including the Settlement Date. The provisions of this subparagraph (b) shall survive the Settlement and the delivery of the Deeds and Assignments.

           (c) Seller shall pay at or prior to Settlement all brokerage fees and commissions for existing Leases entered into prior to the date hereof. If Settlement takes place, all brokerage fees and commissions, if any, for renewals, extensions and expansions of existing Leases exercised after the date hereof, and for new Leases and modifications of existing Leases entered into after the date hereof and approved by the Purchaser as provided in Section 10(b) above, shall be paid by the Purchaser.

     15.   Expenses.

           (a) At Settlement, Purchaser shall pay the realty transfer taxes applicable to the conveyance of the Properties, if any, all title insurance search fees and premiums, and all escrow and closing charges of the settlement or closing agent. Seller shall pay any recording fees for the satisfaction of any mortgages, liens or judgments affecting any Property, and Purchaser shall pay all recording fees in connection with the conveyances of the Properties. Each party shall bear all other fees, charges and expenses incurred by it, without contribution from the other, in connection with this transaction.

           (b) Notwithstanding the provisions of subsection (a) above, in the event of a Settlement and if and only if the subject transaction closes, Seller shall provide Purchaser with a credit against the Purchase Price for the actual, out-of-pocket amounts paid by Purchaser to unaffiliated third parties for the following closing costs (the "Approved Closing Costs"), not to exceed the amounts set forth below for the individual items specified:

             (i) Real estate brokerage commission in an aggregate amount not to exceed $257,00.00;

             (ii) Survey expenses in an amount not to exceed $6,200.00 per Property or an aggregate of $111,600.00 for all Properties;

             (iii)Phase I Environmental Study expenses in an amount not to exceed $5,000.00 per Property or an aggregate of $90,000.00 for all Properties;

             (iv) Structural and physical inspection expenses in an amount not to exceed $6,500.00 per Property or an aggregate of $117,000.00 for all Properties;


             (v) Purchaser's legal expenses for this transaction in an amount not to exceed $275,000.00;


             (vi) All fees and costs associated with any loan obtained by Purchaser (including, without limitation, loan discount fees; points; appraisal fees; underwriting fees; application fees; closing fees; document preparation fees; consultant fees; lender's title insurance; lender's attorney's fees; transfer, documentary and recordation taxes; and recording fees) in an amount not to exceed the lesser of one percent (1.0%) of the principal amount of the loan obtained by Purchaser or $270,000.00;


             (vii) Reasonable and customary title commitment and title insurance expenses and escrow and closing charges of the settlement agent;


             (viii)Transfer taxes and recording fees as required by applicable law; and


             (ix) Miscellaneous expenses approved in advance by Seller in an aggregate amount not to exceed $100,000.00.


Seller shall have no obligation to provide a credit to Purchaser for any costs associated with this transaction other than those specifically set forth above and subject to the individual limitations set forth above and in no event shall the Approved Closing Costs in connection with this transaction exceed Two Million Twenty-Five Thousand Two Hundred Eight-Nine Dollars ($2,025,289.00) in the aggregate for all Approved Closing Costs. Seller shall have no obligation to reimburse or otherwise pay Purchaser for any Approved Closing Costs incurred by Purchaser or any third parties engaged by Purchaser in the event a Settlement does not occur, except as otherwise provided in Section 16(a). Any expenses incurred by Purchaser in excess of any of the individual limitations set forth above or in excess of the aggregate amount specified above for all Approved Closing Costs shall be the sole responsibility of Purchaser. Evidence of the actual amounts paid or to be paid by Purchaser for the aforesaid items shall be provided by Purchaser to Seller at Settlement either in the form of paid receipts or invoices or by line items to be disbursed at Settlement as shown on the Settlement Statement together with detailed invoices supporting such unpaid items.


     16.   Default.


           (a) If Seller breaches this Agreement prior to or at Settlement, the sole liability of Seller shall be and the sole remedy of Purchaser shall be limited to either (i) payment to Purchaser, as

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

liquidated damages, for each Property for which Settlement has not occurred and for which Purchaser has performed some or all of its investigations pursuant to Sections 9 and 21, the sum equal to Purchaser's actual, reasonable out-of-pocket costs and expenses incurred subsequent to the date of this Agreement (to the extent documented to Seller's reasonable satisfaction by copies of paid invoices and bills and canceled checks) for title, survey and other due diligence reports and evaluations, whereupon Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all (interim drafts as well as final reports, if any) due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance), and this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder; or (ii) a suit by Purchaser for specific performance only.

     (b) If Purchaser breaches this Agreement prior to or at any Settlement, Seller shall be entitled to terminate this Agreement in its entirety and to immediately receive as liquidated damages the Earnest Money being held by Escrow Agent. In addition, Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all (interim drafts as well as final reports, if any) due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance). The provisions of this subparagraph
(b) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.


           Initials as to Section 16(b):      _________         Seller


           Initials as to Section 16(b):      _________         Purchaser


           (c) Notwithstanding anything to the contrary contained in Section 16(a), in the event Seller's breach is caused by or arises out of regulatory issues, Seller shall have no liability whatsoever to Purchaser; this Agreement shall become null and void in its entirety, and the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement.


           17. Risk of Loss. If a condemnation proceeding is instituted against a Property or any portion thereof, or if a Property is substantially damaged by fire or other casualty, prior to Settlement, Purchaser may terminate this Agreement in its entirety upon written notice to Seller, whereupon the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement. If Purchaser does not so terminate this Agreement in the case of condemnation or substantial damage by fire or other casualty, or if in the case of fire or other casualty to a Property there is less than substantial damage, then in each of such cases, this Agreement shall continue to be effective as to all of the Properties, and Seller shall assign to Purchaser at Settlement all of Seller's right to receive any award for such condemnation or insurance proceeds as a result of such damage (as the case may be), together with all of Seller's rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier; provided, however, to the extent Seller self-insures (including a deductible or any under-insured amount) against a casualty, then the Purchase Price for the affected Property shall be adjusted to reflect a credit in favor of Purchaser for the amount of such under-insured amount. For purposes of this Section, a Property shall be deemed to have been "substantially damaged" if such damage occurs at a Property that Seller is responsible to restore and such restoration either will require more than one-hundred twenty
(120) days to complete or will cost in excess of twenty-five percent (25%) of the Purchase Price of such Property. Seller agrees to maintain its current property insurance policies on the Properties during the pendency of this Agreement.


     18. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this Agreement, other than Trammell Crow Corporate Services, Inc. ("Seller's Broker"). The parties agree to indemnify and hold one another harmless based upon their actions and dealings from any claims or causes of action concerning brokerage or finder's fees or commissions. If any claim against Seller is asserted by any person, firm or corporation claiming a commission and/or finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Purchaser, Purchaser shall indemnify, defend and save harmless Seller from such claim resulting from any act, representation or promise of Purchaser. If any claim against Purchaser is asserted by any person, firm or corporation claiming a commission and/or a finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and save harmless Purchaser from such claim resulting form any act, representation or promise of Seller. The terms of this Section 18 shall survive the Settlement on each Property and the delivery of the Deed or Assignment, as applicable, and shall survive the expiration or earlier termination of this Agreement. Seller shall pay any brokerage fee or commission that may be due to Seller's Broker in connection with this transaction pursuant to a separate agreement between them.


     19. Properties "AS-IS." Purchaser either (a) has heretofore inspected each of the Properties, or caused an inspection thereof to be made on Purchaser's behalf, or (b) will have done so prior to the end of the Due Diligence Period (as hereinafter defined) or (c) will have waived its right to do so as hereinbelow set forth, so that, by the end of the Due Diligence Period (as hereinafter defined), Purchaser shall be (or shall have had the opportunity to become) acquainted with the condition of the Properties and the improvements located therein. Purchaser agrees to take the Properties "AS-IS," "WHERE-IS," and in their present condition, subject to reasonable use, wear and tear, and (subject to Section 17 above) damage by fire and other casualties, and (subject to Section 17 above) due to a taking by condemnation or eminent domain, between the date hereof and the Settlement on each of the Properties. Until the Settlement, Seller agrees to maintain each Property in its present condition, reasonable wear and tear excepted. The provisions of this Section 19 shall survive the Settlement and the delivery of the Deeds and Assignments.

     20.   Disclaimer.


           (A) PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ANY OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY;
(B) THE INCOME TO BE DERIVED FROM ANY OF THE PROPERTIES; (C) THE SUITABILITY OF ANY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANYONE ELSE MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY ANY OF THE PROPERTIES OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OR THE PROPERTIES; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY OF THE PROPERTIES; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE PROPERTIES; OR (H) ANY OTHER MATTER WITH RESPECT TO ANY OF THE PROPERTIES, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ZONING OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON ANY OF THE PROPERTIES OF HAZARDOUS MATERIALS (AS DEFINED BELOW). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT EACH PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF EACH PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO EACH PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY OF THE PROPERTIIES, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF PROPERTIES AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. ALL PROVISIONS OF THIS ARTICLE SHALL SURVIVE SETTLEMENT OR THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT SETTLEMENT, AS APPLICABLE.

           (B) "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et. seq.) "CERCLA") or any regulations promulgated under or pursuant to CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.) ("RCRA") or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. (S) 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to each Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on each Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.


           (C) "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface, water, ground water or soil).


           (D) Purchaser acknowledges that, subject to the termination rights set forth in Section 21(b), Purchaser shall accept all Properties (including all improvements located thereon) at Settlement in their AS IS physical condition WITH ALL FAULTS, including, without limitation, with the presence of Hazardous Materials thereon or therein. Purchaser, on behalf of itself and its successors and assigns, hereby waives, releases, acquits and forever discharges Seller its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, and any other persons acting on behalf of Seller and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct and indirect, known or unknown, foreseen or unforeseen, which Purchaser or its successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present, or future physical characteristic or condition of each Property or the improvements thereon, including, without limitation, any Hazardous Materials in, at, on, under or related to the Property or the improvements thereon or any violation or potential violation of any Environmental Requirement applicable thereto and further including, without limitation, any claim for contribution or indemnification arising under any Environmental Requirements, common law or otherwise. Notwithstanding anything to the contrary set forth herein, this release shall survive the Settlement and the expiration or earlier termination of this Agreement.

     This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser's release to Seller. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor."

           (E) The provisions of this Section 20 shall survive the Settlement and the delivery of the Deeds and Assignments.


     21. Due Diligence Period; Purchaser's Access to Properties. During the Due Diligence Period, Purchaser shall be granted access to each of the Properties in order to perform such due diligence review and analysis of the Properties as Purchaser deems necessary including, without limitation, to investigate, review, survey and physically inspect each Property, to obtain a title search and survey, to conduct Phase I environmental studies and engineering studies of each Property as described below, and to review the Leases being assigned to Purchaser.

           (a) During the Due Diligence Period for each Property, as same may be extended with respect to such Property pursuant to Sections 21(b) hereof, Purchaser, its employees and agents, at Purchaser's sole cost and expense, shall have the right to enter upon such Property to inspect such Property. Purchaser shall give Seller at least 48 hours prior written notice of its desire to enter upon the Property and shall coordinate such entry and inspection with Seller so that the entry is at a mutually convenient time. Purchaser shall conduct such inspections in a manner which shall not interfere with Seller's business operations on the Property. Prior to each such entry, Purchaser shall provide certificates of insurance to Seller evidencing liability insurance in the minimum amount of $2,000,000.00 combined per occurrence limit carried by Purchaser and/or Purchaser's agents in order to insure any loss arising out of or in connection with entry upon the Property. The aforesaid insurance shall be issued by an insurance company licensed in the state where the Property is located and said insurance company shall be acceptable to Seller. Upon completion of any inspections, Purchaser, shall restore the Property to the condition in which it existed prior to said inspections. Purchaser shall and hereby does indemnify, defend, and save harmless Seller from and against any and all claims arising out of the entry on and inspection of each and every Property by Purchaser and/or Purchaser's employees and agents, including, without limitation, Seller's attorneys' fees and costs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this subsection shall survive (i) Settlement on such Property and the delivery of the Deed, and (ii) the expiration or earlier termination of this Agreement.

           (b) Prior to the expiration of the Due Diligence Period, if Purchaser's environmental consultant, based on records and other documentation obtained during its Phase I environmental investigation ("Phase I Study"), determines that a Phase II environmental study ("Phase II Study") is necessary with respect to a Property, Purchaser shall either perform the Phase II Study at Purchaser's sole cost and expense or terminate this Agreement within ten (10) days of Purchaser's receipt of the Phase I Study (but in no event beyond the expiration of the Due Diligence Period), in which event this Agreement shall terminate in its entirety and be null and void, except for those obligations which expressly survive the termination of this Agreement. If Purchaser obtains a Phase II Study for such Property and provides a copy thereof to Seller during the Due Diligence Period and if the Phase II Study identifies one or more environmental conditions requiring actual remediation and abatement (as opposed to further testing), then, within ten (10) days after Purchaser delivers the Phase II Study to Seller, Seller, at its sole election, shall either (i) agree to remediate and abate the disclosed environmental condition(s) at Seller's sole cost and expense in conformity with all applicable Environmental Requirements or (ii) this Agreement shall automatically terminate in its entirety and be null and void, except for those obligations which expressly survive the termination of this Agreement. Unless Seller notifies Purchaser during such ten (10) day period of Seller's election to remediate and abate the disclosed environmental condition(s), Seller shall be deemed to have elected to terminate this Agreement in its entirety as expressed in clause (ii) above. Should Purchaser fail to provide Seller with a copy of the Phase II Study prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the condition of the Property and Seller shall have no obligation to perform any remediation, abatement or further testing of the Property. Unless the Agreement is terminated by Seller as aforesaid, the Due Diligence Period and Settlement automatically shall be extended for such time as is necessary for Seller or Purchaser, as applicable, to complete the remediations described above. In the event of a termination of this Agreement as provided herein, Purchaser shall be solely responsible for all of Purchaser's due diligence and investigation costs and expenses.

           (c)   [Intentionally Omitted].


           (d) Within five (5) days following the execution date of this Agreement, Seller shall make available to Purchaser for inspection and copying at Purchaser's expense all documents and records relating to the Properties which to Seller's best knowledge, Seller has in its possession, such documents to be made available to Purchaser at the location or locations where such documents are kept in the ordinary course of Seller's business.


     22.   Notices and Assessments: Tax Appeals.


           (a) Seller shall (i) comply with the requirements of any and all notices relating to each Property which may be issued by municipal or other public authorities prior to the date of this Agreement and (ii) pay for all work and improvements done or ordered to be done prior to the date of this Agreement by any such authority which results in the imposition of a confirmed lien against a Property prior to Settlement. If Settlement takes place as to such Property, all other requirements and notices shall be complied with by Purchaser and all other work or improvements done or ordered done shall be performed and paid for Purchaser.

          (b) Seller agrees that from and after Seller's execution of this Agreement that Seller will not file any real estate tax assessment appeal with respect to any Property prior to Settlement on such Property without Purchaser's prior written consent.

     23. Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent via facsimile or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to Seller at Bank of America, 100 North Tryon Street, Suite 5210, NC1-007-52-02, Charlotte, NC 28255, Attention: Robert Patterson, facsimile number (704) 386-0372; with a copy to Bank of America, N.A., 901 Main Street, TX1-492-68-01, Dallas, TX 75202, Attention: Michael Hord, Esquire, facsimile number (214) 209-0871; addressed to Purchaser at 1725 The Fairway, Jenkintown, PA 19046, Attention: Mr. Nicholas Schorsch, facsimile number (215) 887-2585; with a copy to Morgan, Lewis Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Attention: Edward J. Matey Jr., Esquire, facsimile number (215) 963-5299; and addressed to Escrow Agent at Commonwealth Land Title Insurance Company, 1710 Market Street, Suite 2110, Philadelphia, PA 19103, Attention: Edwin G. Ditlow, facsimile number (215) 665-3430. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or sent via facsimile or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

     24. No Survival. Except as otherwise provided, none of the provisions of this Agreement shall survive any Settlement and delivery of any of the Deeds or Assignments, as applicable.

     25. Further Assurances. From time to time and at the request of either Seller or Purchaser (whether before, at or after the Settlement), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to effectuate the provisions of this Agreement. The provisions of this Section 25 shall survive the expiration or earlier termination of this Agreement.

     26.  Estoppel Certificates; SNDA.

               (a) At Settlement, Seller shall, as tenant under the Retained Premises, execute and deliver to Purchaser and Purchaser's lender, a tenant estoppel in substantially the form attached as Exhibit J hereto ("Tenant Estoppel"). Within ten (10) days of Purchaser's receipt of the Rent Roll, Purchaser shall notify Seller in writing of those tenant's listed on the Rent Roll that Purchaser shall require a Tenant Estoppel and Seller shall use commercially reasonably efforts to obtain and deliver to Purchaser and Purchaser's lender during the Due Diligence Period, Tenant Estoppels executed by at least eighty-five percent (85%) of the tenants under the Leases identified by Purchaser in Purchaser's notice, provided that Seller obtains and delivers to Purchaser and Purchaser's lender, at least one Tenant Estoppel from a tenant in each Property that contains third-party tenants. In the event Seller is unable to deliver to the requisite number of Tenant Estoppels to Purchaser and Purchaser's lender, which Tenant Estoppels contain no material adverse discrepancies from the information set forth on the rent roll attached as Exhibit K hereto, Purchaser's sole remedy shall be to terminate this Agreement in its entirety by written notice to Seller prior to the expiration of the Due Diligence Period, in which event the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement. The phrase "commercially reasonable efforts" as used in this Section does not require Seller to declare a default or terminate any of the Leases or initiate any litigation to compel the delivery of a Tenant Estoppel.

          (b) Seller shall, as tenant under the Retained Premises, execute and deliver to Purchaser at Settlement a Subordination, Non-Disturbance and Attornment Agreement for each Retained Premises Lease in the form attached hereto as Exhibit L ("SNDA"). Purchaser shall obtain the execution of each SNDA by Purchaser's lender and deliver the same to Seller at Settlement.

     27.  Miscellaneous.

          (a) This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record. Prior to Settlement, this Agreement shall not be deemed or construed to give Purchaser any equitable ownership of, or title to, any Property.

          (b) This Agreement and the exhibits attached hereto contain the entire agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind or nature whatsoever. This Agreement may be modified only by an agreement in writing between the parties hereto.

          (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser shall not assign or otherwise transfer this Agreement without the prior written consent of Seller, which Seller may grant or deny in its sole discretion. Notwithstanding anything to the contrary in the preceding sentence, Purchaser, may, with Seller's prior written consent, not to be unreasonably withheld, assign this Agreement in its entirety to a partnership, limited liability company or corporation which is an "Affiliate" of Purchaser and in which Nicholas Schorsch is the principal. Purchaser's request for consent to the assignment to an Affiliate must be accompanied by evidence satisfactory to Seller of the relationship among Purchaser, such Affiliate, and Nicholas Schorsch. For purposes hereof, the term "Affiliate" shall mean a partnership, limited liability company, or corporation that is owned by or is under common control and ownership with, Purchaser. In no event shall any assignment of this Agreement relieve Purchaser named herein from liability hereunder.

          (d) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

          (e) Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

          (f) The date and time for the performance of all obligations hereunder shall be deemed to be of the essence of this Agreement.

          (g) If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The date of this Agreement shall be the date of Seller's execution hereof.

          (i) This Agreement is contingent upon Seller obtaining the approval of Seller's senior management to all of the terms, provisions and conditions contained herein on or before August 16, 2002 (the "Management Approval Date"). In the event Seller does not obtained such approvals, Seller shall have the option to terminate this Agreement by written notice to Purchaser prior to 4:00 p.m. (EST) on the Management Approval Date, in which event the parties shall be released from further liability hereunder, except for those provisions which specifically survive termination.

          (j) Seller and Purchaser are parties to that certain Eleventh Addendum To Agreement (the "Eleventh Addendum") that is being executed simultaneously with this Agreement in connection with an existing agreement between the parties. The terms of said Eleventh Addendum are hereby incorporated as a part of this Agreement as if fully set forth herein. In the event Purchaser elects to terminate and void the Eleventh Addendum as provided therein or Purchaser otherwise defaults under the terms of the Eleventh Addendum, Seller, may, at its option and in addition to all other remedies provided in the Eleventh Addendum, terminate this Agreement by written notice to Purchaser provided within fifteen
(15) days after Seller's receives Purchaser's notice of termination relating to the Eleventh Addendum or Purchaser's default thereunder, in which event the parties shall be released from further liability hereunder, except for those provisions which specifically survive termination.

     28. Purchaser's Representations. Purchaser (and, if applicable, Purchaser's Affiliate) represents to Seller, which representations shall be true, correct and complete as of each Settlement Date hereunder and which shall survive each Settlement, as follows:

          (a) Purchaser is, and at the Settlement shall be, a corporation (or limited liability company, or limited partnership, as applicable) duly organized, validly existing, and in good standing under the laws of the state of formation, and as of each Settlement, with full power and authority to conduct its business affairs each state where the Properties are located.

          (b) The execution, delivery and performance of this Agreement, in accordance with its terms, do not violate Purchaser's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

          (c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required action of Purchaser and the officers of Purchaser in full compliance with the provisions of Purchaser's articles of incorporation and by-laws. The person executing this Agreement on behalf of Purchaser is duly authorized to do so.

          (d) Purchaser has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          (e) Purchaser executing this Agreement is wholly owned and controlled by Nicholas Schorsch.

     29. Seller's Representations. Seller represents to Purchaser, which representations shall be true, correct and complete as of the Settlement Date hereunder and which shall survive the Settlement, as follows:

          (a) Seller is, and at the Settlement shall be, a national banking association, duly organized and validly existing, with full power and authority to conduct its business affairs in each state where the Properties are located.

          (b) The execution, delivery and performance of this Agreement by Seller, in accordance with its terms, do not violate Seller's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

          (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller and the officers of Seller in full compliance with the provisions of Seller's articles of incorporation and by-laws. The person executing this Agreement on behalf of Seller is duly authorized to do so.

          (d) Seller has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     30. Indemnification. With respect to and following the Settlement on the Properties:

          (a) Purchaser shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) the presence of any Hazardous Materials in, on or at a Property (or any improvements) at the time of Settlement, but only to the extent that the presence of such Hazardous Materials were disclosed in a Phase I Study or Phase II Study obtained by Purchaser, (ii) transactions or operations at a Property on and after the Settlement Date or
(iii) any breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement that survives the Settlement. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Purchaser with reasonable promptness; provided, however, that any failure of Seller to notify Purchaser shall not relieve Purchaser from its obligations hereunder, except to the extent Purchaser is actually prejudiced by such failure to give notice. Purchaser shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Purchaser shall be liable for any settlement of any claim or lawsuit against Seller made with Purchaser's written consent, which consent shall not be unreasonably withheld.

          (b) Seller shall indemnify and hold Purchaser harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) transactions or operations at a Property before the Settlement Date, but specifically excluding any matter relating to the physical condition of a Property or the presence of any Hazardous Materials in, on or at a Property (or any improvements) at the time of Settlement, and (ii) any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that survives the Settlement. If any claim or lawsuit is made or commenced as to which Purchaser proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure of Purchaser to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Purchaser and any counsel designated by Purchaser. Seller shall be liable for any settlement of any claim or lawsuit against Purchaser made with Seller's written consent, which consent shall not be unreasonably withheld.

          (c) The provisions of this Section 30 shall survive the Settlement and the delivery of the Deeds and Assignments.

     31.  Confidentiality.

          (a) Purchaser agrees that this Agreement and any and all information obtained by Purchaser, its agents, representatives and employees, in connection with any examinations and inspections of the Properties will be held in strict confidence by Purchaser and its agents, representatives and employees and will not be disclosed to anyone other than Purchaser's investors and its and their professional advisers on a "need to know " basis, without the prior written consent of Seller. No news release, public or private announcement, denial or confirmation relating to this Agreement or any part of the transactions contemplated herein shall be made without the prior written consent of Seller. In the event this Agreement is terminated prior to the Settlement on a Property, Purchaser will return to Seller any documents and other materials received from Seller with respect to such Property. Purchaser shall indemnify, defend and hold Seller harmless from any loss, damages, costs or expenses (including reasonable attorney's fees) arising as a result of Purchaser's breach of this Section 31.

          (b) Notwithstanding anything to the contrary contained in Section 31(a) above, following expiration of the Due Diligence Period, Purchaser may market the Properties to Purchaser's contacts (including existing tenants occupying space in a Property and persons who Purchaser believes may be interested in using such Property and persons, including brokers, who may have contacts and relationships with such users), but in doing so, shall not publicly market or advertise or promote in any manner the availability of such Property for sale, lease or other disposition.

     32. No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller's appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to Seller.

     33. No Liability. No individual officers, directors, shareholders, agents or representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party's rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

     34. Radon Notice. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

     35. Escrow. Escrow Agent is authorized and agrees by its joinder herein to deposit the Earnest Money promptly upon receipt thereof, to hold same in escrow and, subject to clearance thereof, to disburse same in accordance with terms and conditions of this Agreement. In the event of doubt as to Escrow Agent's duties or liabilities under the provisions of this Agreement, the Escrow Agent may in its sole discretion, continue to hold the Earnest Money until the parties mutually agree to the disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or Escrow Agent may deposit same with the court having jurisdiction of the dispute, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall terminate, except to the extent of accounting for any items theretofore delivered out of escrow. In the event of any suit between Purchaser and Seller wherein the Escrow Agent is made a party thereto, the Escrow Agent shall be entitled to recover reasonable attorney's fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Purchaser or Seller of items subject to this escrow, unless such misdelivery shall be due to willful breach of this Agreement or gross negligence on the part of Escrow Agent.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

                                   SELLER

                                   BANK OF AMERICA, N.A.

                                   By:____________________________________
                                        Robert Patterson, Senior Vice President

                                   Date of Execution:____________, 2002

                                   PURCHASER

                                   AMERICAN FINANCIAL RESOURCE GROUP, LLC

                                   By:____________________________________
                                        Nicholas Schorsch, Manager

                                   Date of Execution:____________, 2002

     The undersigned Escrow Agent hereby joins in the execution of this Agreement for the purpose of agreeing to hold and disburse the Earnest Money in accordance with the provisions of this Agreement and further agreeing to the provisions in Section 35 thereof.

                                           ESCROW AGENT:

                                           COMMONWEALTH LAND TITLE
                                           INSURANCE COMPANY



                                           By:  ______________________________

                                           Name:  ____________________________

                                           Title:  ___________________________

                                           Date:  ____________________________

                                LIST OF EXHIBITS

Exhibit A       List of Properties

Exhibit B       Retained Premises Allocation and Rent Schedule

Exhibit C       Form of Retained Premises Lease

Exhibit D       Purchase Price Allocation

Exhibit E       Form of Lease Assignment and Assumption Agreement

Exhibit F       Form of Bill of Sale

Exhibit G       FIRPTA Affidavit

Exhibit H       Seller's Certificate of Representations and Warranties

Exhibit I       Purchaser's Certificate of Representations and Warranties

Exhibit J       Form of Tenant Estoppel

Exhibit K       Rent Roll

Exhibit L       Form of Subordination, Non-Disturbance and Attornment Agreement

                                    EXHIBIT A

                               List of Properties

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Space     Rental Rate   Allocation of
------------------------------------------------------------------------------------------------------------------------------------
Location                  Address                         City                State    Envelope (RSF)       Per  RSF           Price
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Van Nuys Main Office      6551 Van Nuys Blvd              Van Nuys              CA           12,935       $  16.56      $ 1,492,129
------------------------------------------------------------------------------------------------------------------------------------
Altamonte Springs         460 E. Altamonte                Altamonte Springs     FL           10,138       $  16.56      $ 2,850,675
------------------------------------------------------------------------------------------------------------------------------------
Cleveland Ave             3210 Cleveland Avenue           Fort Myers            FL           15,820       $  16.56      $ 1,547,157
------------------------------------------------------------------------------------------------------------------------------------
E. Hillsborough           1933 East Hillsborough Avenue   Tampa                 FL           18,064       $  16.56      $ 1,020,944
------------------------------------------------------------------------------------------------------------------------------------
Forest Oaks               7347 Forest Oaks Boulevard      Spring Hill           FL           10,642       $  16.56      $ 1,132,182
------------------------------------------------------------------------------------------------------------------------------------
Millhopper                2627 NW 43rd Street             Gainesville           FL           21,766       $  16.56      $ 2,417,603
------------------------------------------------------------------------------------------------------------------------------------
Prima Vista               900 E Prima Vista Blvd          Port St. Lucie        FL            6,759       $  16.56      $ 5,364,737
------------------------------------------------------------------------------------------------------------------------------------
Prima Vista Annex         900 E Prima Vista Blvd          Port St. Lucie        FL                -       $  16.56      $         -
------------------------------------------------------------------------------------------------------------------------------------
Southside Conyers         1540 Highway 138 Southeast      Conyers               GA            8,395       $  16.56      $ 2,155,874
------------------------------------------------------------------------------------------------------------------------------------
Waycross                  401 Carsell Avenue              Waycross              GA            2,500       $  16.56      $   992,499
------------------------------------------------------------------------------------------------------------------------------------
Fort Dodge Main           723 First Avenue South          Fort Dodge            IA            7,500       $  16.56      $ 1,788,265
------------------------------------------------------------------------------------------------------------------------------------
Dodge City                619 S. Second St.               Dodge City            KS            7,000       $  16.56      $   425,763
------------------------------------------------------------------------------------------------------------------------------------
Main Bank                 33 Court Square                 West Plains           MO            6,650       $  16.56      $ 1,100,244
------------------------------------------------------------------------------------------------------------------------------------
Jefferson Motorbank       118 Jefferson Street            West Plains           MO            1,278       $  16.56      $         -
------------------------------------------------------------------------------------------------------------------------------------
Raytown                   10017 East 63rd St.             Raytown               MO            7,788       $  16.56      $   900,219
------------------------------------------------------------------------------------------------------------------------------------
Meadowood Midrise         5905 S. Virginia                Reno                  NV            9,682       $  16.56      $ 5,437,624
------------------------------------------------------------------------------------------------------------------------------------
Pendleton                 301 South Main Street           Pendleton             OR           10,852       $  16.56      $   699,687
------------------------------------------------------------------------------------------------------------------------------------
Johnson City Main         1616 West Market Street         Johnson City          TN            7,605       $  16.56      $   782,502
------------------------------------------------------------------------------------------------------------------------------------
Nassau Bay                2200 Nasa One Road              Nassau Bay            TX           17,730       $  16.56      $         -
------------------------------------------------------------------------------------------------------------------------------------
Nassau Bay Motorbank      2200 Nassau Bay Road            Nassau Bay            TX            1,530       $  16.56      $ 2,806,093
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Oak Hill         5725 Highway 290 West         Austin         TX            12,208       $  16.56      $  3,461,472
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                           196,842                     $ 36,375,669
-----------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                 Retained Premises Allocation and Rent Schedule

                       Information contained on Exhibit A

                                    EXHIBIT C

                             Retained Premises Lease

     The basic form of the Retained Premises Lease shall be prepared, agreed upon, initialed and attached to this Agreement by August 16, 2002. Should the parties be unable to agree upon the basic form of the Retained Premises Lease by the aforesaid date, either party shall have the right to terminate this Agreement by written notice to the other. Once agreed upon by the parties, the basic form of the Retained Premises Lease shall be subject to the remaining provisions in Section 7 of the Agreement.

                                    EXHIBIT D

                            Purchase Price Allocation

                       Information contained on Exhibit A

                                    EXHIBIT E

Property Name:

                          FORM OF LEASE ASSIGNMENT AND
                   ASSUMPTION AGREEMENT WITH SELLER AS LESSOR

     THIS LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), made this __________ day of ____________, 2002, by and between BANK OF AMERICA, N.A., having an address at NC1-007-52-02, 100 North Tryon Street, Suite 5210, Charlotte, NC 28255 ("Assignor"), and ________________________________, having an address at 1725 The Fairway, Jenkintown, PA 19046 ("Assignee").

                              W I T N E S S E T H:

     WHEREAS, Assignor is the landlord under those certain leases attached hereto as Exhibit "A" ("Leases") with respect to the premises described therein ("Property");

     WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of ________, 2002, as amended, between Assignor as seller and American Financial Resource Group, Inc. as purchaser ("Agreement"), Assignor desires to assign all of its right, title and interest in and to the Leases to Assignee, and Assignee desires to assume Assignor's right, title and interest in and to the Leases in accordance with the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, Assignor and Assignee do hereby agree as follows:

     1. Assignment and Covenants.

        (a) Assignor hereby assigns, gives, grants, bargains, sells, conveys, transfers and sets over unto Assignee, its successors and assigns, as of the Effective Date (as hereinafter defined) all of Assignor's right, title and interest in and to the Leases.

        (b) Assignor, for itself, its successors and assigns, covenants with Assignee, its successors and assigns, as follows: that Assignor is the true and lawful owner of the leasehold estate created by the Leases; that the Leases are now in full force and effect; and that Assignor has the right to sell and convey the leasehold estate created by the Leases.

     2. Assumption. Assignee hereby accepts the foregoing assignment and, in consideration thereof, Assignee hereby covenants and agrees that, on and after the Effective Date Assignee shall assume, observe, perform, fulfill and be bound by all terms, covenants, conditions and obligations of the Leases that arise on and after the Effective Date and are to be observed, performed and fulfilled by the landlord named therein on and after the Effective Date in the same manner and to the same extent as if Assignee were the landlord named therein.

     3. Indemnification.

        (a) Assignor hereby indemnifies and agrees to defend and hold harmless Assignee from and against any and all liability, loss, damage and expense, including, without limitation, reasonable attorneys' fees, that Assignee may incur under the Leases by reason of any failure or alleged failure of Assignor to have complied with or to have performed, before the Effective Date, all of the obligations of the landlord under the Leases that were to be performed before the Effective Date.

        (b) Assignee hereby indemnifies and agrees to defend and hold harmless Assignor from and against any and all liability, loss, damage and expense, including without limitation, reasonable attorneys' fees, that Assignor may incur under the Leases by reason of any failure or alleged failure of Assignee to comply with or to perform, on or after the Effective Date, all of the obligations of the landlord under the Leases that arise on and after the Effective Date and are to be performed on or after the Effective Date.

     4. Effective Date. The "Effective Date", as used herein, shall mean the date of Closing under the Agreement.

     5. Successors and Assigns. The terms and conditions of this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     6. Counterparts. This Assignment may be executed in several counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first set forth above.

                                            ASSIGNOR

                                            BANK OF AMERICA, N.A.


                                            By:_________________________________
                                            Name:
                                            Title:

                                            ASSIGNEE

                                            ____________________________________


                                            By:_________________________________
                                            Name:
                                            Title:

                                   Exhibit "A"

                                     Leases

                                    EXHIBIT F

Property Name:

                              FORM OF BILL OF SALE

     FOR VALUE RECEIVED, BANK OF AMERICA, N.A. ("Seller"), hereby sells, bargains, conveys and transfers to ___________________________________
("Purchaser"), its successors and assigns, forever, all of Seller's right, title and interest in and to the fixtures, equipment and other items of personal property listed on Exhibit A attached hereto and made a part hereof (collectively, the "Personal Property") located on or attached to the real estate and the building and improvements erected thereon located at [STREET ADDRESS] (the "Property").

     TO HAVE AND TO HOLD the above-mentioned Personal Property unto Purchaser its successors and assigns, forever.

     Seller covenants, represents and warrants that it has good and legal title to the Personal Property free and clear of all claims, liens, security interests, charges and encumbrances, and that Seller has the right to transfer and convey such title to the Personal Property to Purchaser. All terms, covenants, representations and warranties contained herein shall be for and inure to the benefit of, and shall bind, the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Bill of Sale as of the __ day of ________, 20__.

                                                 BANK OF AMERICA, N.A.


                                                 By:____________________________
                                                 Name:
                                                 Title:

                            Exhibit A to Bill of Sale

                         Inventory of Personal Property

                        (to be agreed upon and attached)

                                    EXHIBIT G

                                FIRPTA AFFIDAVIT

     Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by Bank America, N.A., the undersigned hereby certifies the following on behalf of Bank America, N.A.;

     1. Bank America, N.A. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revnuew Code and Income Tax Regulations);

     2. Bank America, N.A.'s U.S. Employer identification number is ____________________, and

     3. Bank America, N.A.'s office address is:________________________________.

     Bank America, N.A. understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Bank America, N.A.

                                                 BANK OF AMERICA, N.A.


                                                 _______________________________
                                                                           Title

                                                 Dated:_________________________

                                    EXHIBIT H

              SELLER'S CERTIFICATE OF REPRESENTATION AND WARRANTIES



_________________, ___ 20__


American Financial Resource Group, LLC
1725 The Fairway
Jenkintown, PA 19046
Attention:  Nicholas Schorsch

Re: Agreement dated __________, 2002 (the "Agreement") by and between Bank of America, N.A. ("Seller") and American Financial Resource Group, LLC ("Purchaser")

Dear Mr. Schorsch:

         Reference is made to the above-described Agreement for the acquisition of various Properties (as defined in the Agreement) set forth on Exhibit A attached hereto. Pursuant to Section 11(f) of the Agreement, Seller hereby certifies that the representations of Seller made in Section 29 of the Agreement are true, accurate, and complete as of the date hereof. The foregoing is subject to the provisions of Section 30(b) of the Agreement.

                                                 Very truly yours,

                                                 BANK OF AMERICA, N.A.



                                                 By:____________________________
                                                 Name:
                                                 Title:

                        Exhibit A to Seller's Certificate

                                    EXHIBIT I

            PURCHASER'S CERTIFICATE OF REPRESENTATIONS AND WARRANTIES



_________________, ___ 20__


Bank of America, N.A.
NC1-007-52-02
100 North Tryon Street, Suite 5210
Charlotte, NC 28255
Attention: Robert Patterson

Re: Agreement dated __________, 2002 (the "Agreement") by and between Bank of America, N.A. ("Seller") and American Financial Resource Group, LLC ("Purchaser")

Dear Mr. Patterson:

         Reference is made to the above-described Agreement for the acquisition of various Properties (as defined in the Agreement) set forth on Exhibit A attached hereto. Pursuant to Section 12(d) of the Agreement, Purchaser hereby certifies that the representations of Purchaser made in Section 28 of the Agreement are true, accurate, and complete as of the date hereof. The foregoing is subject to the provisions of Section 30(a) of the Agreement.

                                         Very truly yours,

                                         AMERICAN FINANCIAL RESOURCE GROUP



                                         By:____________________________________
                                         Name:
                                         Title:

                      Exhibit A to Purchaser's Certificate

                                    EXHIBIT J

                             Form of Tenant Estoppel

                           TENANT ESTOPPEL CERTIFICATE

         The undersigned, having the power and authority to do so, this ____ day of ______, 2002 hereby states, certifies and affirms to BANK OF AMERICA, N.A. ("Landlord") and _______________ ("Purchaser") and ______________________
("Lender") the following as of the date hereof:

         1. That the undersigned is the tenant ("Tenant") under the following described lease agreement (the "Lease"), by and between Tenant and Landlord, which Lease covers certain premises (the "Leased Premises") located at ______________________________ (the "Property"):

                  (A) Tenant Name:______________________________________________

                  (B) Suite Number:  ___________________________________________

                  (C) Approximate number of rentable square feet in Leased
                      Premises: ________________________________________________

                  (D) Date of Lease:  __________________________________________

                  (E) Dates of Amendments: _____________________________________

                  (F) Lease Expiration Date: ___________________________________

                  (G) Current Monthly Base Rent: _______________________________

                  (H) Additional Rent: _________________________________________

                  (I) Security Deposit:_________________________________________

                  (J) Renewal Options: _________________________________________

         2. That Tenant has accepted and is occupying the Leased Premises under the terms of the Lease.

         3. That neither the Security Deposit (if any) nor any part thereof has been returned to Tenant.

         4. That all base rent, additional rental and other charges (including, if applicable, the operating expense charges and charges made by Landlord with respect to real estate taxes) due and payable through _________, 2002 have been paid by Tenant.

         5. That the copy of the Lease (with all the modifications and amendments) attached hereto as Exhibit A is a true, correct and complete copy of the Lease.

         6. That the Lease, as of the date hereof, is in full force and has not been modified or amended in any respect whatsoever, except as noted above.

         7. That to the best knowledge and belief of Tenant, Landlord is not in default under any of the terms or provisions of the Lease to be performed by Landlord beyond applicable notices and grace periods.

         8. That Tenant has no current claim of offset or defense to the payment of rent and other charges payable by Tenant and, to Tenant's best knowledge and belief, has no current claim against Landlord in regard to any obligation of Landlord relating to the Leased Premises which rises to the level of default under the Lease. Tenant has not currently advanced any funds for or on behalf of the Landlord for which Tenant has the right to deduct from future rent payments.

         9. That Tenant has not prepaid any rent for a period of more than sixty (60) days from the date hereof.

         10. Tenant has not given Landlord notice of its intention to vacate the Leased Premises prior to the Lease Expiration Date.

                                          Tenant:

                                          _______________________________


                                          By:    _______________________________

                                          Title: _______________________________

                                    EXHIBIT K

                                    Rent Roll


The Rent Roll shall be prepared, agreed upon, initialed and attached to this Agreement by August 16, 2002. Should the parties be unable to agree upon the Rent Roll by the aforesaid date, either party shall have the right to terminate this Agreement by written notice to the other.

                                    EXHIBIT L

         Form of Subordination, Non-Disturbance and Attornment Agreement


             SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

         This Subordination, Non-Disturbance and Attornment Agreement (the "Agreement") is made as of the _______day of __________, 20___, by and between BANK OF AMERICA, N.A., a national banking association (hereinafter referred to as "Tenant"), and _______________________________ (hereinafter referred to as
"Mortgagee").

         WHEREAS, Mortgagee is the owner and holder of a promissory note dated __________________, made by ________________________, a ______________, payable to the order of Mortgagee (herein, as it may have been or may be from time to time renewed, extended, amended or supplemented, called the "Note"), secured, without limitation, by a Real Estate Mortgage or Deed of Trust (herein, as it may have been or may be from time to time renewed, extended, amended or supplemented, called the "Mortgage") recorded in Book ________, Page _______, of the Real Property Records of __________________ County, ________________,
covering the land (the "Land") described in Exhibit "A" which is attached hereto and incorporated herein by reference, and the improvements thereon (such Land and improvements being herein together called the "Property," and the Note and the Mortgage, and any other liens held by Mortgagee against the Property to secure the Notes, being herein together called the "Mortgage");

         WHEREAS, Tenant, as tenant, proposes to execute a lease dated on or about (the "Lease") with ______________, as landlord ("Landlord"), covering the portion of the Property described in the Lease (herein called the "Premises"); and

         WHEREAS, as a condition to entering into the Lease, Tenant has required that Mortgagee execute this Agreement and Mortgagee has agreed to do so as a material inducement to Tenant;

         THEREFORE, for and in consideration of Ten Dollars (10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and agreements herein contained, Tenant and Mortgagee hereby agree as follows:

         1. Subject only to the rights of Tenant hereinafter set forth, the Lease and all rights of Tenant thereunder are subject and subordinate to the Mortgage and any renewals or extensions thereof. This provision is acknowledged by Tenant to be self-operative and no further instrument shall be required to effect such subordination of the Lease.

         2. In the event of any foreclosure under the Mortgage, or if conveyance or transfer of the Property shall be made in lieu of foreclosure (any such foreclosure or conveyance or transfer in lieu of foreclosure being herein referred to as "Foreclosure"), then the Lease shall not be terminated as a result of such Foreclosure, whether by operation of law or otherwise, but rather, notwithstanding such Foreclosure, and the fact that the Lease is subordinate to the Mortgage, the Lease shall continue in full force and effect in accordance with the provisions thereof, and the right of Tenant under the Lease shall not be interfered with nor disturbed by any party owning the Property or any interest therein as a result of Foreclosure, or such party's successors and assigns ("Owner"), and provided that nothing herein shall negate the right of Owner to exercise the rights and remedies, including without limitation the right to terminate the Lease of Landlord under the Lease in the event of a default by Tenant under the Lease, and as to any default by Tenant under the Lease existing at the time of Foreclosure, such Foreclosure shall not operate to waive or abate any action initiated by Landlord under the Lease to terminate the same on account of such default. Nothing in this Agreement shall obligate Tenant to pay rent or other charges to Mortgagee until Tenant has received written notice from Mortgagee that Mortgagee has succeeded to the interest of Landlord under the Lease, or otherwise has the right to receive such rents or other charges.

         3. Tenant agrees that in the event of Foreclosure, Tenant will attorn to Owner, and Tenant affirms its obligations under the Lease to Owner and agrees to pay all rentals and charges then due, or to become due, under the Lease to Owner, all without change in the terms or provision of the Lease. Upon request by Owner or Tenant, Owner and Tenant shall execute and deliver an instrument or instruments confirming the non-disturbance and attornment herein provided for.

         4. Tenant acknowledges that this Agreement satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement by Mortgagee.

         5. All notices required or which any party desires to give hereunder shall be in writing and shall be addressed or delivered to the respective addresses set forth at the end of this Section, or to such other address as may have been previously designated by the intended recipient by notice given in accordance with this Section. If sent by prepaid, registered or certified mail (return receipt requested), the notice shall be deemed effective when the receipt is signed or when the attempted initial delivery is refused or cannot be made because of a change of address of which the sending party has not been notified; if sent by a nationally-recognized overnight courier, the notice shall be deemed effective on the next business day after delivery to such courier; and if transmitted by personal delivery, the notice shall be effective when received. Notwithstanding the foregoing, no notice of change of address shall be effective except upon receipt.

         As to Tenant:                      With a required copy to:

         Bank of America, N.A.              _______________________
         525 North Tryon, 3/rd/ Floor       _______________________
         NC1-023-03-03                      _______________________
         Charlotte, NC 28255                _______________________
         Attn: Property Services            _______________________

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

         As to Mortgagee:                   With a required copy to:

         _______________________            ____________________________
         _______________________            ____________________________
         _______________________            ____________________________
         _______________________            ____________________________

         6. This Agreement shall inure to the benefit and shall be binding upon Mortgagee and Tenant and their respective successors and assigns, and any Purchaser and its heirs, personal representatives, successors and assigns. This Agreement and its validity, enforcement and interpretation, shall be governed by the laws of the State in which the Land is located and applicable United States federal law. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MORTGAGEE:                                  TENANT:

________________________                    BANK OF AMERICA, N.A.




By: ____________________                    By: ________________________

Name:___________________                    Name: ______________________

Title:__________________                    Title: _____________________

STATE OF ____________ )
                      )
COUNTY OF ___________ )

         This instrument was acknowledged before me this __ day of __________________, 20___, by _________________________,
______________________________ of BANK OF AMERICA, N.A., a national banking association, on behalf of said association. He/She is personally known to me or has produced ______________________ as identification and did (did not) take an oath.


                                                  ______________________________
                                                  Notary Public, State of
                                                  Print/Type Name: _____________
                                                  Serial Number: _______________

                                                            (NOTARY SEAL)

My Commission Expires:

STATE OF ________ )
                  )
COUNTY OF         )

         This instrument was acknowledged before me this __ day of __________, 20___, by ______________________, [general partner] [president] of
_______________________, a _______________ [partnership] [limited partnership]
[corporation], on behalf of the [partnership] [corporation]. He/She is personally known to me or has produced ________________ as identification and did (did not) take an oath.


                                                  ______________________________
                                                  Notary Public, State of
                                                  Print/Type Name:  ____________
                                                  Serial Number:  ______________

                                                            (NOTARY SEAL)

My Commission Expires:

                                       21